Exhibit 10.49

LICENSE & ROYALTY AGREEMENT

THIS LICENSE & ROYALTY AGREEMENT (this “Agreement”), dated as of the 23th day of August, 2007 (the “Effective Date”), is made and entered into by and between OLYMPUS-CYTORI, INC., a Delaware corporation, located at 3030 Callan Road, San Diego, CA 92121 (The "JVCo") and CYTORI THERAPEUTICS, INC., a Delaware corporation, located at 3020 Callan Road, San Diego, CA 92121 ("Cytori").

(JVCo and Cytori may each be individually referred to herein as a “Party” and collectively as the “Parties”).

RECITALS

A.           Cytori, JVCo and Olympus Corporation (“Olympus”) entered into a series of agreements in November 2005 creating a joint venture (collectively, the “Joint Venture Agreements”) dedicated to the commercial development, manufacture and sale of JVCo Licensed Products (as defined below) according to the terms of such agreements.

B.     Cytori is desirous of commercializing and marketing an earlier version of Cytori Licensed Product (as defined below) (e.g., CT-800) during the Term (as defined in Section 2.5 below) or until JVCo starts to sell its comparable “Licensed Product(s)” defined in the License/ Commercial Agreement dated November 4, 2005 by Cytori and JVCo (“JVCo Licensed Product(s)”). Each of the Parties hereto now recognizes that it would be beneficial to all Parties for Cytori to commercialize and market an earlier version of the Licensed Product than had been anticipated under the Joint Venture Agreements, and have determined that the appropriate licenses for Cytori to conduct such early commercialization should be granted to Cytori pursuant to all of the terms and conditions provided below.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises herein contained, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties agree as follows:

1.           DEFINITIONS

1.1	Defined Terms. As used in this Agreement, the capitalized terms set forth in this Section 1 shall have the following meanings:

“Affiliate” means, as to any Party, any Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Party, where “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means (a) the beneficial ownership of fifty percent (50%) or more of the outstanding voting securities of a Party, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Party, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day on which banking institutions are open in the United States, and excluding national holidays in Japan.

“Cytori” shall have the meaning set forth in the Preamble.

“Development Agreement” shall mean the License/ Joint Development Agreement dated November 4, 2005 by and among Cytori, Olympus and JVCo.

“Distributor Sale” shall mean the last sale of Cytori Licensed Product by Cytori or an Affiliate of Cytori to an unaffiliated third party who intends to resell the Cytori Licensed Product.

“Effective Date” shall have the meaning set forth in the Preamble.

"End-User Sale” means the last sale of Cytori Licensed Product within the control of Cytori, or an Affiliate of Cytori, to a Hospital or physician for use in such Hospital or Physicians facility.

"Fully Burdened Cost of Sales” means all materials, labor and overhead costs as determined by Cytori’s accounting policies and procedures, including any costs associated with set-up and installation of the Cytori Licensed Products.

“JVCo IP” or “Licensed IP” shall mean all Intellectual Property Rights today or hereafter owned by, licensed by or acquired by JVCo (other than JVCO trademarks and service marks) and useable or useful in the Licensed Field.

“Licensed Field” shall mean the designing, developing, manufacturing, testing, importing, exporting, marketing, offering to sell, selling and servicing Cytori Licensed Products.

 “Cytori Licensed Product(s)” shall mean any automated devices (and related component parts), manufactured by Cytori (e.g., “CT-800)      ***
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The Cytori Celution System is a current example of a Cytori Licensed Product. Cytori Licensed Products shall not include:                     ***
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“Net Sales" means the total of the gross invoice prices from the Sale of Cytori Licensed Product by Cytori in the form of a  Distributor Sale or End –User Sale, less the sum of the following actual and customary deductions where applicable:  cash, trade or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (excepting value added taxes or income taxes); transportation, handling and refrigeration charges, including insurance; and allowances or credits to customers because of rejections or returns (“Customary Deductions”).  If Cytori or any Affiliate of Cytori sells at a single price or rate a packaged combination of products and/or services, not all of which if sold individually would be Cytori Licensed Products, then “Net Sales” with respect to such sales of packaged products shall equal the number of units of each Cytori Licensed Product sold as part of such packaged products  multiplied by the respective average adjusted net selling price for the same type of Cytori Licensed Product sold individually,  and in the same market and distribution method, over the preceding six month period , in each case excluding rejections, defects and returns.

 “Person” shall mean an association, corporation, individual, partnership, trust or any other entity or organization, including a governmental entity, other than a Party.
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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

“Term” shall have the meaning set forth in Section 2.5.

“Three-Way NDA” shall mean the Three-Way Non-Disclosure Agreement, dated November 4, 2005, entered into by and among Cytori, Olympus and JVCo.

“Intellectual Property Rights” shall mean “Intellectual Property Rights” defined in the License/ Commercial Agreement dated November 4, 2005 by Cytori and JVCo.

1.2           References.  In this Agreement, a reference to:

(a)           A Section, Sub-section, Preamble, Recital, Attachment, Schedule or Exhibit is, unless the context otherwise requires, a reference to a section or sub-section of, or a preamble, recital, attachment, schedule or exhibit to, this Agreement;

(b)           “This Agreement” (or any specific provision hereof) shall be construed as references to this Agreement or that provision as amended, varied or modified from time to time;

(c)           “¥” or “JPY” refers to Japanese Yen, the lawful currency for the time being of Japan.  “$” or “USD” refers to United States Dollars, the lawful currency for the time being of the United States of America; and

(d)           All references in this Agreement to “days” will, unless otherwise specified herein, mean calendar days.

1.3	Headings. Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

2.           THE LICENSE GRANTED BY JVCO

2.1	License Grant.
Subject to the terms, conditions and obligations set forth in this Agreement including the royalty payments to be made by Cytori to JVCo hereunder, JVCo hereby grants to Cytori a non-exclusive, worldwide license to the JVCo IP (including any improvements thereto) for use in the Licensed Field for the Term. In addition, Cytori shall be entitled to sublicense sales rights to its distributors during the Term, and to sublicense the manufacture of certain component parts, but such rights shall not extend the third party manufacture of all or substantially all of the any finished Cytori Licensed Product. For avoidance of doubt, the license granted herein is intended to allow Cytori to develop, make, and use Cytori Licensed Products for commercial sale during the Term, and the exercise of the rights granted herein in accordance with the terms in this Agreement, shall not be construed as competing with any products of the Joint Venture or in any way  violating  the Joint Venture Agreements.

2.2	Royalty Payments. In consideration of the license granted by JVCo to Cytori pursuant to Section 2.1 above (and subject to the exceptions described in 2.2 (b)):

(a) Cytori shall pay to JVCo a payment in the form of a royalty as described in either of the following cases:

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(b) Cytori shall not be required to pay a royalty for its distribution or provision of Cytori Licensed Products without charge or cost to the receiving party (i.e. for clinical trials, regulatory, reimbursement etc.).
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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

2.3	Reports. Effective upon the first commercial sale of a Cytori Licensed Product, Cytori shall make quarterly royalty reports to JVCo on or before each February 15 (for the quarter ending December 31), May 15 (for the quarter ending March 31), August 15 (for the quarter ending June 30) and November 15 (for the quarter ending September 30) of each year. Each royalty report will cover Cytori's most recently completed calendar quarter and will show:
(a) all Net Sales during the most recently completed calendar quarter;
(b) the Fully Burdened Cost of Sales associated with the Net Sales in 2.3 (a);
(c) the number of each type of Cytori Licensed Product sold;
(d) the royalties, in U.S. dollars, payable to JVCo hereunder;
(e) the method used to calculate the royalty ; and
(f) the exchange rates used.

If no Net Sales have been made during any reporting period, then a statement to this effect is required.

2.4
Books and Records.  Cytori shall keep accurate books and records showing all Cytori Licensed Product manufactured, and/or sold under the terms of this Agreement.  Books and records must be preserved for at least five (5) years from the date of the royalty payment to which they pertain. Books and records must be open to inspection by representatives or agents of JVCo at reasonable times, subject to a reasonable and customary confidentiality agreement.  JVCo shall bear the fees and expenses of examination, but if an error in royalties of more than five percent (5%) of the total royalties due for any calendar year is discovered in any examination, then Cytori shall bear the fees and expenses of that examination.

2.5
Term and Termination. The term of this Agreement (“Term”) shall commence on the Effective Date and shall continue in full force and effect for a period of  *** for each Cytori Licensed Product offered by Cytori hereunder. The Term shall expire earlier with respect to any specific Cytori Licensed Product at such time as JVCo notifies Cytori in writing that it has an alternative commercially salable JVCo Licensed Product manufactured by or for JVCo that serves in the same market as such specific Cytori Licensed Product (“Termination Notice”).  Notwithstanding the foregoing, the Term of the license rights granted hereunder shall continue after the Term with respect to:

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2.6           Representations and Warranties.

2.6.1                      Representations and Warranties of Cytori.  Cytori represents and warrants to JVCo that:

(a)  Cytori is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that Cytori has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement.
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***Material has been omitted pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission

(b)  The execution, delivery and performance of this Agreement by Cytori will not result in any breach or violation of, or conflict with, any third-party contract, agreement, undertaking, judgment, decree, order, law, regulation or rule to which Cytori is a party or by which Cytori or any of its assets are bound, provided Olympus Corporation gives its consent to this transaction, which shall be attached hereto as Exhibit I.

(c)  This Agreement has been duly and validly executed and delivered by Cytori and is binding upon and enforceable against Cytori in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

2.6.2                      Representations and Warranties of JVCo.  JVCo represents and warrants to Cytori that:
 (a)  JVCo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and that JVCo has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement.

(b)           The execution, delivery and performance of this Agreement by JVCo will not result in any breach or violation of, or conflict with, any contract, agreement, undertaking, judgment, decree, order, law, regulation or rule to which JVCo is a party or by which JVCo or any of its assets are bound, provided Olympus Corporation gives its consent to this transaction, which shall be attached hereto as Exhibit I.

(c)  This Agreement has been duly and validly executed and delivered by JVCo and is binding upon and enforceable against JVCo in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors, and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

2.7
Indemnification.  In the event that any of the activities of Cytori in exercising the rights granted herein results in the assertion of any claim by a third party against JVCo, Cytori shall indemnify and hold harmless JVCo and its Affiliates, successors and assigns, and its and their respective directors, officers, employees and agents, from and against any and all claims and losses resulting from Cytori’s activities, including but not limited to attorneys fees and expenses. JVCo shall promptly notify Cytori of any such third party claim and Cytori shall have the full right to control the defense of such claim, provided that it selects counsel reasonably acceptable to JVCo, and provided it can reasonably assure JVCo of its financial ability to fulfill its indemnity obligation. JVCo shall cooperate with Cytori in the defense of such claim, and  neither party shall settle any such claim without the other’s prior written approval, which approval shall not be unreasonably withheld.

2.8    Repair, Service and Warranty.  Both Parties acknowledge and agree that (i) Cytori shall have responsibility for repair, service and warranty on Cytori Licensed Products, and (ii) JVCo and Olympus shall have no responsibility for repair, service and warranty on Cytori Licensed Products.

3.	MISCELLANEOUS PROVISIONS

3.1
Confidentiality.  Each Party will keep confidential all information obtained by or in connection with this Agreement from the other Party, including marketing plans, customer information, technical information, trade secrets, know-how and financial information as provided for in the Three-Way NDA, and as otherwise provided for in the Joint Venture Agreements.

3.2	Governing Law. This Agreement shall be governed in all respects by the laws of New York without regard to provisions regarding choice of laws.

3.3
Dispute Resolution.  All disputes arising out of or in connection with this Agreement, or any relationship created by or in accordance with this Agreement, shall be finally settled under the Rules of the American Arbitration Association (the “Rules”) by three arbitrators.  Judgment on the award rendered by the panel of arbitrators shall be binding upon the Parties and may be entered in any court having jurisdiction thereof.  JVCo shall nominate one arbitrator and Cytori shall nominate one arbitrator.  The arbitrators so nominated by JVCo and Cytori, respectively, shall jointly nominate the third arbitrator within fifteen (15) days following the confirmation of arbitrators nominated by JVCo and Cytori.  If the arbitrators nominated by JVCo and Cytori cannot agree on the third arbitrator, then such third arbitrator shall be selected as provided in the Rules.  The place of the arbitration and all hearings and meetings shall be Singapore, unless the Parties to the arbitration otherwise agree.  The arbitrators may order pre-hearing production or exchange of documentary evidence, and may require written submissions from the relevant Parties hereto, but may not otherwise order pre-hearing depositions or discovery.  The arbitrators shall apply the laws of New York as set forth in Section 3.2; provided, however, that the Federal Arbitration Act shall govern.  The language of the arbitral proceedings shall be English.  The arbitrators shall not issue any award, grant any relief or take any action that is prohibited by or inconsistent with the provisions of this Agreement.

No arbitration pursuant to this Section 3.3 shall be commenced until the Party intending to request arbitration has first given thirty (30) days written notice of its intent to the other Party, and has offered to meet and confer with one or more responsible executives of such other Party in an effort to resolve the dispute(s) described in detail in such written notice.  If one or more responsible executives of the other Party agree, within thirty (30) days after receipt of such written notice, to meet and confer with the requesting Party, then no arbitration shall be commenced until the Parties have met and conferred in an effort to resolve the dispute(s), or until sixty (60) days has elapsed from the date such written notice has been given.

3.4
Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties hereto whose rights or obligations hereunder are affected by such amendments.  Neither this Agreement nor any right, license, privilege or obligation provided herein may be assigned or transferred by either Party without the other Party’s prior written consent. Any purported assignment of this Agreement of any right and obligation therein without the written consent of the other party shall be null and void.

3.5
Entire Agreement.  This Agreement, the Joint Venture Agreements (and any amendments thereto) and the attachments, schedules and exhibits hereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement between the Parties with regard to the subject matter hereof and thereof, and supersedes, cancels and annuls in its entirety any and all prior or contemporaneous agreements and understandings, express or implied, oral or written among them with respect thereto.  No alteration, modification, interruption or amendment of this Agreement shall be binding upon the Parties unless in writing designated as an amendment hereto, and executed with equal formality by each of the Parties.

3.6
Notices.  Except as otherwise expressly provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given (a) when hand delivered to the other Party; (b) when received, if sent by facsimile at the address and number set forth below, with a written confirmation copy of such facsimile sent the next business day in accordance with (c) below; (c) the second business day after deposit with a national overnight delivery service, postage prepaid, addressed to the other Party as set forth below, provided that the sending Party receives a confirmation of delivery from the delivery service provider; or (d) if earlier, when actually received.

To Cytori: 3020 Callan Road, San Diego, CA 92121, U.S.A. Attn: Christopher J. Calhoun Fax: 858-458-0995	To JVCo: 2-3 Kuboyama-cho, Hachioji-shi, Tokyo, 192-8512, Japan Attn: Masaaki Terada Fax: +81-426-91-7350

A Party may change or supplement its address set forth above, or may designate additional addresses, for purposes of this Section 3.6, by giving the other Party written notice of the new address in the manner set forth above.

3.7
Amendments and Waivers.  No term or provision of this Agreement may be amended, waived, discharged or terminated orally but only by an instrument in writing signed by the Party against whom the enforcement of such amendment, waiver, discharge or termination is sought.  Any waiver shall be effective only in accordance with its express terms and conditions.

3.8
Cumulative Remedies.  Unless expressly so stated in this Agreement in respect of any particular right or remedy, the rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

3.9
Relationship of Parties.  This Agreement shall not be deemed to constitute either Party the agent, the partner, the licensee, the affiliate or the representative of the other Party, and neither Party shall represent to any third party that it has any such relationship or right of representation.

3.10
Press Release.  No public announcements or press releases shall be issued by either Party regarding this Agreement or any of the activities engaged in by the Parties or JVCo pursuant to this Agreement without the prior written approval of the other Party; provided, however, that either Party shall have the right to make such public disclosure as may be necessary or appropriate to comply with applicable securities or other laws.

3.11	Counterparts. This Agreement may be executed by facsimile signature in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

3.12	Severability. Should any provision of this Agreement be determined to be illegal or unenforceable, such determination shall not affect the remaining provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this License & Royalty Agreement as of the Effective Date.

CYTORI THERAPEUTICS, INC	OLYMPUS-CYTORI, INC.

By: /s/ Seijiro Shirahama	By: /s/Yasunobu Toyoshima
Title: Sr. Vice President, Asia-Pacific	Title: Board of Director
Date: August 23, 2007	Date: August 23, 2007

Exhibit I

Consent to License and Royalty Agreement

August 23, 2007

Olympus Corporation
2-3 Kuboyama-cho,
Hachioji-shi, Tokyo, 192-8512, Japan
Attn:  Mr. Shuichi Takayama

RE: Consent to License and Royalty Agreement

Dear Mr. Takayama:

Cytori Therapeutics, Inc. (Cytori) and Olympus-Cytori, Inc. (JVCo) intend to enter into a license and royalty agreement (Royalty Agreement) whereby Cytori would be allowed to develop and manufacture certain Licensed Products (the Cytori “Celution” devices and disposable components) for commercial sale in a manner that was not contemplated in the Joint Venture Agreements by Cytori, Olympus Corporation and the JVCo in November of 2005.

Your Company's consent is hereby requested to allow the execution of the Royalty Agreement by Cytori and JVCo and for the performance of each party of its rights and obligations contained therein. It should be noted that the performance of the Royalty Agreement may, during the term of that Agreement conflict with certain exclusive rights of the parties to the Joint Venture Agreements, including Section 4.6 of the License/Joint Development Agreement. A complete copy of the form of Royalty Agreement is attached hereto as Exhibit I for your reference.

Please signify your Company's consent to this Royalty Agreement and waiver of any conflicts that this may create with the Joint Venture Agreements by having an authorized person sign and date this letter below.

Thank you for your consideration.

Sincerely,

/s/ Seijiro Shirahama
Seijiro Shirahama
Sr. Vice President, Asia-Pacific

CONSENT GRANTED (for the License and Royalty Agreement by and between Cytori Therapeutics, Inc. and Olympus-Cytori, Inc.)

Olympus Corporation

By : /s/ Shuichi Takayama

Name: Shuichi Takayama

Title: Director, Member of the Board

Date: August 23, 2007